Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        We consent to the use in this Registration Statement on Form S-4 of our report dated March 20, 2007(which report expresses an unqualified opinion and includes an explanatory paragraph relating to the basis of presentation), relating to the consolidated balance sheet of Travelport Limited and subsidiaries as of December 31, 2006, and the related consolidated statements of operations, changes in equity and cash flows for the period from July 13, 2006 (date of formation) through December 31, 2006 and the combined balance sheet of the Travelport Businesses of AvisBudget Group, Inc. (formerly Cendant Corporation) (the "Predecessor") as of December 31, 2005, and the related combined statements of operations, changes in equity, and cash flows for the period from January 1, 2006 through August 22, 2006 and the years ended December 31, 2005 and 2004 appearing in the Prospectus, which is part of this Registration Statement.

We also consent to the reference to us under the headings "Selected Financial Data" and "Experts" in such Prospectus.

DELOITTE & TOUCHE LLP

May 7, 2007
Parsippany, NJ